                                                                    EXHIBIT 12.1

                          ALLIED WASTE INDUSTRIES, INC.
        RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                                 (IN THOUSANDS)

                                                                         For the Three Months Ended March 31,
                                                                       ----------------------------------------
                                                                          2004                          2003
                                                                       ----------                    ----------
Fixed charges:
 Interest expensed                                                        161,456                       192,287
 Interest capitalized                                                       3,486                         3,442
                                                                       ----------                    ----------
    Total interest                                                        164,942                       195,729
 Interest component of rent expense                                         1,869                         2,176

 Interest expense of unconsolidated subsidiary                                  -                             -
Non-cash conversion of Series A Preferred Stock                                 -                             -
 Dividend expense                                                           9,458                        34,689
                                                                       ----------                    ----------
   Total fixed charges                                                    176,269                       232,594
                                                                       ==========                    ==========
Earnings:
 Income from continuing operations
   before income tax                                                        9,186                        48,137
 Plus - fixed charges                                                     176,269                       232,594
 Less - interest capitalized                                               (3,486)                       (3,442)
 Less - dividend expense                                                   (9,458)                      (34,689)
                                                                       ----------                    ----------
    Total earnings                                                        172,511                       242,600
                                                                       ==========                    ==========
Ratio of earnings to fixed charges and preferred stock dividends                *                           1.0
                                                                       ==========                    ==========
Ratio of earnings to fixed charges                                            1.0                           1.2
                                                                       ==========                    ==========

* Earnings were insufficient to cover fixed charges and preferred stock dividends by $3.8 million for the three months ended March 31, 2004.